UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2008

Discover Card Execution Note Trust

(Exact name of issuing entity in respect of the notes as specified in charter)

Discover Card Master Trust I

(Exact name of issuing entity in respect of the Series 2007-CC Collateral Certificate as specified in charter)

Discover Bank

(Exact name of sponsor and depositor as specified in charter)

Delaware	333-141703-02 000-23108 033-54804	51-0020270
(State of Organization)	(Commission File Numbers)	(IRS Employer Identification No.)

c/o Discover Bank 12 Read’s Way New Castle, Delaware	19720
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (302) 323-7434

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2008, DFS Services LLC (“DFS”) entered into a Services Agreement with BancTec, Inc. (“BancTec”) (the “BancTec Services Agreement”). BancTec began performing services that qualify it as a servicer for the Discover Card Master Trust I (the “Master Trust”) on December 1, 2008.

Discover Bank is the master servicer with respect to the Master Trust under that certain Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004, between Discover Bank, as master servicer, servicer and seller and U.S. Bank National Association, as trustee (as amended, the “Pooling and Servicing Agreement”). Discover Bank has outsourced certain servicing functions to its affiliates DFS and Discover Products Inc. (“DPI”), pursuant to an Amended and Restated Servicing Agreement, dated as of January 1, 2007, by and between DFS and Discover Bank (the “DFS Servicing Agreement”), and a Servicing Agreement, dated as of January 1, 2007, by and between DPI and Discover Bank. DFS has engaged BancTec as an independent contractor to perform certain remittance processing services, including remittance processing services that DFS has previously performed on behalf of the Master Trust. However, DFS remains responsible for the performance of these services pursuant to the DFS Servicing Agreement.

DFS is solely responsible for payment to BancTec related to fees for servicing under the BancTec Services Agreement and for all other obligations to BancTec under the BancTec Services Agreement, none of which is or will be the obligation of or paid through the cash flows of the Master Trust or Discover Card Execution Note Trust (the “Note Issuance Trust”). None of Discover Bank, the Master Trust or the Note Issuance Trust has any direct rights against BancTec under the BancTec Services Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Discover Bank (as Depositor for Discover Card Master Trust I and Discover Card Execution Note Trust)

Date: December 4, 2008	By:	/s/ Michael F. Rickert
Michael F. Rickert
Vice President, Chief Financial Officer and Treasurer